UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 8, 2021 (as to Item 1.01 only) and March 16, 2021 (as to the other Items)

Monaker Group, Inc.

(Exact name of Registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-38402	26-3509845
(Commission File Number)	(I.R.S. Employer Identification No.)

1560 Sawgrass Corporate Parkway, Suite 130

Sunrise, Florida 33323

(Address of principal executive offices zip code)

(954) 888-9779

(Registrant’s telephone number, including area code)

2893 Executive Park Drive, Suite 201

Weston, Florida 33331

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.0001 Par Value Per Share	MKGI	The NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Soma Innovation Lab Joint Venture

On March 8, 2021, Monaker Group, Inc. (the “Company”, “we" or “us“) entered into a Joint Venture Agreement with Soma Innovation Lab (“Soma”). Pursuant to the agreement, the parties agreed to form a joint venture for designing hyper-personalized experiences for targeted gamers. The agreement requires us to provide Soma the use of the HotPlay technology, assuming we acquire ownership of such technology as a result of the closing of our pending Share Exchange (as defined below), with HotPlay (as defined below), which technology is owned by HotPlay, and that we would issue the principals of Soma 72,000 shares of restricted common stock (valued at $180,000), of which $45,000 was earned immediately and the remaining shares will be earned at the rate of 6,000 per month. Pursuant to the agreement, Soma agreed to provide us use of an email client list and other services. The joint venture is owned 50/50 between us and Soma, with net profits/revenues paid pursuant to the same 50/50 split. In the event the joint venture achieves revenue in excess of expenses and the Company recovers the $180,000 value of the shares, then we agreed to issue Soma a bonus of 50,000 shares of restricted common stock. The joint venture (and agreement) each have a term of two years. The Company also agreed to use Soma for certain work to be performed on its websites and travel magazine, and agreed to pay Soma $75,000 per month ($225,000 in aggregate) for such work, payable by way of the issuance of 90,000 shares of restricted common stock.

The foregoing description of the Joint Venture Agreement above is subject to and qualified in its entirety by, the Joint Venture Agreement, attached as Exhibit 10.3 hereto, which is incorporated in this Item 1.01 by reference in its entirety.

March 2021 HotPlay Convertible Notes

On March 16, 2021, and March 19, 2021, HotPlay Enterprise Limited (“HotPlay”, which is a party, together with its stockholders, to a Share Exchange Agreement, dated July 21, 2020, with us (as amended to date, the “Exchange Agreement”)), loaned the Company $9 million and $1 million (collectively, the “March 2021 Loans”).

The March 2021 Loans were made pursuant to the terms of the Exchange Agreement. The Exchange Agreement and related transactions are described in greater detail in the Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on July 23, 2020, the Current Report on Form 8-K filed with the SEC on October 29, 2020 (describing the first amendment thereto), the Current Report on Form 8-K filed with the SEC on November 18, 2020 (describing the second amendment thereto), the Current Report on Form 8-K filed with the SEC on January 11, 2021 (describing the third amendment thereto), and the Current Report on Form 8-K filed with the SEC on February 26, 2021 (describing the fourth amendment thereto).

The March 2021 Loans were evidenced by Convertible Promissory Notes dated effective March 16, 2021 and March 19, 2021, in the amount of $9,000,000 and $1,000,000, respectively (collectively, the “March 2021 HotPlay Notes”).

HotPlay previously advanced the Company (a) $300,000 under the terms of a substantially similar convertible promissory note on September 1, 2020, as disclosed in the Current Report on Form 8-K filed by the Company with the SEC on September 8, 2020, (b) $700,000 under the terms of a substantially similar convertible promissory note on September 18, 2020, as disclosed in the Current Report on Form 8-K filed by the Company with the SEC on September 24, 2020; (c) $1,000,000 under the terms of a substantially similar convertible promissory note on September 30, 2020, as disclosed in the Current Report on Form 8-K filed by the Company with the SEC on October 1, 2020; (d) $400,000 under the terms of a substantially similar convertible promissory note on or around November 3, 2020, as disclosed in the Current Report on Form 8-K filed by the Company with the SEC on November 6, 2020; (e) $100,000 under the terms of a substantially similar convertible promissory note on or around November 24, 2020, as disclosed in the Current Report on Form 8-K filed by the Company with the SEC on November 27, 2020; (f) $350,000 under the terms of a substantially similar convertible promissory note on or around December 8, 2020, as disclosed in the Current Report on Form 8-K filed by the Company with the SEC on December 14, 2020; and (g) $150,000 under the terms of a substantially similar convertible promissory note effective as of January 6, 2021, as disclosed in the Current Report on Form 8-K filed by the Company with the SEC on January 7, 2021.

The advance was, and the entry into the March 2021 HotPlay Notes was, a required condition to the Exchange Agreement, under which HotPlay is required to have at least $15 million in cash on hand as of the closing of such Exchange Agreement, less amounts loaned to the Company, of which a total of $13 million has been loaned to the Company from HotPlay to date, when including the March 2021 HotPlay Notes.

The March 2021 HotPlay Notes and the Convertible Promissory Notes entered into to evidence the other $3 million in HotPlay Loans (collectively, the “HotPlay Notes”) have an interest rate of 1% per annum.

The HotPlay Notes are automatically forgiven by HotPlay in the event the Exchange Agreement is terminated:

(a) by written agreement of the parties thereto;

(b) by HotPlay (and its stockholders) if the closing has not occurred on or before the required date set forth in the Exchange Agreement (currently April 30, 2021, provided that such termination date shall be extended automatically, until up to May 31, 2021, in the event that the Company is continuing to work in good faith to complete the closing of the Exchange Agreement)(the “Termination Date”);

(c) by the Company if the closing has not occurred on or before the Termination Date, unless the failure of the closing to have occurred is attributable to a failure on the part of the Company;

(d) by the Company, if there is a material adverse effect on HotPlay or any schedule delivered by HotPlay is found to be materially misleading or conflict with any prior written or oral statement delivered to the Company; or

(e) by the Company, if any representations or warranties made by HotPlay or its stockholders in the Exchange Agreement are found to be materially inaccurate or any covenants are breached.

Alternately, if the Exchange Agreement is terminated:

(a) by HotPlay or its principal stockholder (as applicable) because a governmental authority of competent jurisdiction issues a final non-appealable order, or takes any other action having the effect of, permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by the Exchange Agreement (a “Government Action”);

(b) by HotPlay if any event occurs that makes it impossible to satisfy a condition precedent to the Exchange Agreement;

(c) by HotPlay if there is a material adverse effect on the Company; or

(d) by HotPlay if any representations or warranties made by the Company in the Exchange Agreement are found to be materially inaccurate or any covenant of the Company is breached; or by the Company in connection with a Government Action or any event occurs that makes it impossible to satisfy a condition precedent to the Exchange Agreement (except as discussed above in connection with events which result in the automatic forgiveness of the HotPlay Notes), then the outstanding principal amount of the HotPlay Notes together with all accrued and unpaid interest thereon, automatically convert into fully paid and nonassessable shares of the Company’s common stock at a conversion price of $2.00 per share, subject to the NASDAQ Limitation, described below.

In the event the transactions contemplated by the Share Exchange close, it is anticipated that the HotPlay Notes will be forgiven as intracompany loans.

If the Company fails to deliver the shares due upon a conversion within five business days, or the Company enters into a voluntary or involuntary bankruptcy proceeding, then HotPlay can declare the entire amount of the notes due and payable (provided the notes are automatically due upon the occurrence of certain bankruptcy events), and such note will accrue interest at the rate of 18% per annum until paid in full.

The maximum number of shares of common stock to be issued in connection with the conversion of the March 2021 HotPlay Notes and other HotPlay Convertible Notes, cannot (i) exceed 19.9% of the outstanding shares of common stock on the date of the applicable note, (ii) exceed 19.9% of the combined voting power of the then outstanding voting securities of the Company on the date of the applicable note, in each of subsections (i) and (ii) before the issuance of the common stock under such notes, or (iii) otherwise exceed such number of shares of common stock that would violate applicable listing rules of The NASDAQ Capital Market in the event the Company’s stockholders do not approve the issuance of the common stock (as applicable, the “NASDAQ Limitation”).

The foregoing description of the March 2021 HotPlay Notes above is subject to and qualified in its entirety by, the March 2021 HotPlay Noted, attached as Exhibit 10.1 and Exhibit 10.2 hereto, which are incorporated in this Item 1.01 by reference in their entirety.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above under the heading “March 2021 HotPlay Convertible Notes”, including, but not limited to, the description of such March 2021 HotPlay Notes and $9,000,000 and $1,000,000 HotPlay loans, are incorporated into this Item 2.03 in their entirety by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The issuance of the 162,000 shares of restricted common stock pursuant to the Soma joint venture, described in Item 1.01 above, are exempt from registration pursuant to Section 4(a)(2), Rule 506 of Regulation D, or Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), since the foregoing issuances did not involve a public offering, and the securities were offered without any general solicitation by us or our representatives. The securities are subject to transfer restrictions, and the certificates evidencing the securities will contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

The issuance of the March 2021 HotPlay Notes is intended to be exempt from registration pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act, since the foregoing issuance did not involve a public offering, the recipient confirmed that it was an “accredited investor”, and the recipient acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by us or our representatives. The securities are subject to transfer restrictions, and the certificates evidencing the securities will contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. If converted in full (without factoring in accrued interest), the March 2021 HotPlay Notes would convert into an aggregate of 5,000,000 shares of the Company’s common stock, subject to the NASDAQ Limitation.

The Company is party to a November 2, 2020 Stock Purchase Agreement, as amended, entered into with Dr. Jason Morton (“Morton”), as previously disclosed on the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 19, 2020, pursuant to which the Company acquired Longroot, Inc. Pursuant to the terms of the Stock Purchase Agreement, the Company owed Morton $300,000 due on or prior to March 16, 2020 and $150,000 due on or prior to April 15, 2021, which, at the option of Morton, could be satisfied in shares of the Company’s restricted common stock, based on a price of $3.00 per share. On March 19, 2021, Morton exercised the option to receive the consideration due in shares, and the Company issued Morton 150,000 shares of restricted common stock in full satisfaction of the amounts due. Morton also holds registration rights in connection with such shares. We claim an exemption from registration for the issuance described above pursuant to Section 4(a)(2) and/or Rule 506(b) of Regulation D of the Securities Act, since: the foregoing issuance did not involve a public offering, the recipient is (a) an “accredited investor”; and/or (b) had access to similar documentation and information as would be required in a Registration Statement under the Securities Act, and the recipient acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by us or our representatives. No underwriters or agents were involved in the foregoing issuances and we paid no underwriting discounts or commissions. The securities sold are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
10.1*	$9,000,000 Convertible Note by and among Monaker Group, Inc. and HotPlay Enterprise Limited, dated March 16, 2021
10.2*	$1,000,000 Convertible Note by and among Monaker Group, Inc. and HotPlay Enterprise Limited, dated March 19, 2021
10.3*	Joint Venture Agreement dated March 8, 2021, by and between Monaker Group, Inc. and Soma Innovation Lab

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONAKER GROUP, INC.

Date: March 22, 2021	By:	/s/ William Kerby
		Name:	William Kerby
		Title:	Chief Executive Officer